CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10A1 of our report dated August 1, 2017, relating to the financial statements of Strong Solutions, Inc., as of December 31, 2016 and 2015 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

August 23, 2017